UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): April 7, 2008 (April 7, 2008)

NATIONAL FINANCIAL PARTNERS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31781	13-4029115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

787 Seventh Avenue, 11th Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

(212) 301-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Pursuant to the Credit Agreement, dated as of August 22, 2006 (as amended, the “Credit Agreement”), among National Financial Partners Corp. (the “Company”), as borrower, the several lenders from time to time party thereto and Bank of America, N.A., as administrative agent (the “Administrative Agent”), on April 7, 2008, the Company received an increase in the maximum amount of revolving borrowings available under the Credit Agreement (the “Increase”). The Increase was in the amount of $25 million and raised the maximum amount of revolving borrowings available from $225 million to $250 million.

Borrowings under the Credit Agreement bear interest, at the Company’s election, at a rate per annum equal to (i) at any time when the Company’s Consolidated Leverage Ratio, as defined in the Credit Agreement, is greater than or equal to 2.0 to 1.0, the ABR plus 0.25% per annum or the Eurodollar Rate, as defined in the Credit Agreement, plus 1.25%, (ii) at any time when the Company’s Consolidated Leverage Ratio is less than 2.0 to 1.0 but greater than or equal to 1.0 to 1.0, the ABR or the Eurodollar Rate plus 1.00% and (iii) at any time when the Company’s Consolidated Leverage Ratio is less than 1.0 to 1.0, the ABR or the Eurodollar Rate plus 0.75%. As used in the Credit Agreement, “ABR” means, for any day, the greater of (i) the federal funds effective rate in effect on such day plus 0.5% and (ii) the rate of interest in effect as publicly announced by the Administrative Agent as its prime rate.

The Credit Agreement is structured as a revolving credit facility and matures on August 22, 2011. The Company’s obligations under the Credit Agreement are secured by all of its and its subsidiaries’ assets. Up to $35 million of the credit facility is available for the issuance of letters of credit and there is a $10 million sublimit for swingline loans. The Credit Agreement contains various customary restrictive covenants that prohibit the Company from, subject to various exceptions and among other things: (i) incurring additional indebtedness or guarantees, (ii) creating liens or other encumbrances on property or granting negative pledges, (iii) entering into a merger or similar transaction, (iv) selling or transferring certain property, (v) declaring dividends or making other restricted payments and (vi) making investments. In addition, the Credit Agreement contains financial covenants requiring the Company to maintain a minimum interest coverage ratio and a maximum consolidated leverage ratio. Certain of the lenders under the Credit Agreement and their affiliates have from time to time provided investment banking, commercial banking and other financial services to the Company, for which they received customary fees and commissions.

The Company entered into an amendment (the “Amendment”) to its Credit Agreement on January 16, 2007 with various financial institutions party thereto and the Administrative Agent. The Amendment, among other things, amended the negative covenants to which the Company was subject under the Credit Agreement and makes other changes in contemplation of the issuance by the Company of convertible notes due 2012. Under the Amendment, the Company can incur up to $250 million in aggregate principal amount outstanding in unsecured indebtedness and unsecured subordinated indebtedness subject to certain conditions; previously, the Company could incur $75 million of unsecured subordinated debt.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, filed as Exhibit 10.1 with the Company’s Current Report on Form 8-K filed on September 22, 2006, and the full text of the Amendment, filed as Exhibit 10.2 with the Company’s Current Report on Form 8-K filed on January 19, 2007.

As consideration for the Increase, the Company agreed to pay to the Administrative Agent, for the ratable benefit of the increasing lenders, a fee equal to 0.25% of the increased amount of such increasing lenders’ commitment, or approximately $62,500.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2008, the Company named Mr. Douglas W. Hammond, Executive Vice President and General Counsel, to the position of Chief Operating Officer, effective immediately. Mr. Hammond will continue as General Counsel until a successor is named, at which time Mr. Hammond will resign as General Counsel.

On April 7, 2008, the Company appointed Mr. Mark C. Biderman, Executive Vice President and Chief Financial Officer, to the position of Vice Chairman, effective immediately. Mr. Biderman will continue as Chief Financial Officer until a successor is named, at which time Mr. Biderman will resign as Chief Financial Officer.

Item 8.01	Other Events.

On April 7, 2008, the Company announced that Mr. Stan E. Barton, Senior Vice President, Chief Compliance and Ethics Officer has been promoted to Deputy General Counsel, effective immediately. Mr. Barton will also continue in his capacity as Chief Compliance and Ethics Officer. On April 7, 2008, the Company also announced that Mr. Michael N. Goldman, Senior Vice President, Head of Mergers and Acquisitions, has been promoted to the position of Executive Vice President, Head of Mergers and Acquisitions, effective immediately.

Item 9.01	Financial Statements and Exhibits.

On April 7, 2008, the Company issued two press releases, copies of which are filed as Exhibit 99.1 and Exhibit 99.2 hereto and incorporated herein by reference.

(d) Exhibits

Exhibit Number	Description
99.1	Press release, dated April 7, 2008, regarding Credit Agreement
99.2	Press release, dated April 7, 2008, regarding Executive Promotions

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp. Date: April 7, 2008

By:	/s/ Mark C. Biderman

Name:	Mark C. Biderman
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated April 7, 2008, regarding Credit Agreement
99.2	Press release, dated April 7, 2008, regarding Executive Promotions